[MOBILEPRO LOGO]

                                                         MOBILEPRO CORP.
                                           30 WEST GUDE DRIVE, SUITE 480

                                                     ROCKVILLE, MD 20850

                                                          (301) 315-9040
                                                     FAX: (301) 315-9040


            PRESS RELEASE


FOR IMMEDIATE RELEASE

                            MOBILEPRO CORP. SIGNS MOU
                             TO ACQUIRE GBH TELECOM

             ACQUISITION POSITIONS MOBILEPRO FOR U.S. DOMESTIC AND
                      INTERNATIONAL SERVICES MARKET ENTRY

ROCKVILLE, MD, JUNE 20, 2003 - MobilePro Corp. (OTCBB: MOBL), an emerging company developing new global wireless technologies and applications, announced today that it has signed a Memorandum of Understanding under which it intends to acquire GBH telecom, LLC in a tax-free stock swap transaction. The projected closing date for the transaction is July 3, 2003.

GBH telecom, LLC is a development stage company that operates a web-based Enterprise web-portal offering prepaid, subscription-based U.S. domestic and international voice and data services. The GBH web-portal is intended to provide automated order entry, order tracking, provisioning and operational support services which are customized to meet overseas partner needs. GBH's web-portal is also intended to provide support for termination of inbound U.S. voice and data calls and is positioned to support advanced, integrated service offerings including wireless, Voice over IP (Internet telephony) and specialized applications such as teleconferencing.

 "This acquisition is intended to support our planned entry into the U.S. domestic and international services market and represents the initial part of our overall strategy to offer globally-branded innovative services," said MobilePro Chairman and CEO Arne Dunhem.

 "We plan to capitalize on GBH's enterprise web-based portal services and strong positioning with major overseas partners to offer new services via these channels," Dunhem said.

Under the terms of the MOU, upon completion of the proposed transaction, GBH shareholders are anticipated to secure a majority control position within MobilePro.

"We are seeing strong interest in GBH's enterprise web-portal among major overseas administrations and have attracted two partners now with more in the pipeline," said Jeff Guzy, president of GBH telecom. "We believe that future, long term success however will be driven by our ability to enable our global partners to offer, provision and support next generation services and applications. We are excited about opportunities to leverage MobilePro's core capabilities to achieve this objective," Guzy said.

GBH telecom, LLC offers overseas partners, typically telecommunications operators and PTTs, the ability to use a customized, scaleable GBH enterprise web-portal to market, manage, provision and support subscription-based, prepaid international telephone traffic to and from the United States. GBH's enterprise web-portal is an operational, premier solution intended to integrate an automated, user friendly web-based ordering process with a sophisticated "back end" administrative and operations support system. It enables real time provisioning, account monitoring and support. GBH's technology is intended to provide a real time "electronic window" into all global accounts, system operations, financials, billing and traffic statistics. GBH's unique PIN inventory management system employs state of the art security technology to minimize fraud. GBH's portal and related technology is believed to be ideally positioned to support other services including prepaid wireless, Internet telephony, teleconferencing and customized bundled service package to meet specialized market needs. The GBH management team led by Jeff Guzy, president, includes proven experienced senior management staff each with more than 15 years experience in U.S. domestic and international business development, management, international telecommunications, information technology and operations. GBH telecom can be found online at www.gbhtelecom.net.

An investment profile about MobilePro Corp. may be found online at www.hawkassociates.com/mobilepro/profile.htm.

MobilePro is an emerging company creating scaleable and global wireless technologies and applications. The company has expertise in wireless components technology and intends to leverage that expertise into delivering wireless applications and systems solutions for the global enterprise markets. The company has aligned itself into three operating units. The company's MobilePro Applications Division intends to develop new Wireless Data Network Exchange ServiceSM (W-DEXSM) products for wireless data applications and operational support services such as wireless network monitoring and testing. The company's MobilePro Systems Division intends to provide specialized radio frequency design services for turnkey wireless systems, wireless telemetry systems, solutions that bridge wireless local area networks ("WLAN") and third generation ("3G") and other wireless web systems. The company's NeoReach Division intends to develop advanced 3G chip technology including 3G modem semiconductor chip sets for hand set telephones, pico-cell base stations, smart antenna technology and advanced radio frequency semiconductors.

MobilePro is headquartered in Rockville, MD in the Washington D.C. technology corridor.

For more information, contact MobilePro Chairman and CEO, Arne Dunhem at (301) 315-9040 or email adunhem@neoreach.com. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383.
Email: info@hawkassociates.com. Detailed information about MobilePro can be found on the website www.mobileprocorp.com. An online investor kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the website www.hawkassociates.com.

This release contains various forward looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Results actually achieved may differ materially from expected results included in these statements.